                                                                    EXHIBIT 99.1


Press Release issued by Sapient Corporation on September 16, 2004 announcing the appointment of Jeffrey M. Cunningham as a Director of the Corporation.


CAMBRIDGE, Mass.--(BUSINESS WIRE)--Sept. 16, 2004--Sapient (NASDAQ: SAPE), a leading business consulting and technology services firm, today announced that Jeff Cunningham, former Publisher of Forbes Magazine, has been elected to Sapient's board of directors. Mr. Cunningham is currently Chairman of Navigator Holdings, LLC, a venture capital and strategic advisory firm focused on technology and media.

"Jeff brings a wealth of international business and strategic advisory experience to our board," said Jerry A. Greenberg, Sapient's co-chairman and co-chief executive officer. "As we continue growing our company and services to provide the highest business value to our Global 2000 clients, Jeff's background in leading organizations to success make him a valuable asset and advisor on our team."

Mr. Cunningham also serves as a director of Countrywide Financial Services (NYSE: CFC), a Fortune 500 company. During 2000-2001, he served as managing director for Schroder Finance Partners LP for the IFP Fund that invested in financial services technologies. Before that, he was president of Internet Media Group of CMGI, Inc., the technology incubator.

From 1980 to 1998, Mr. Cunningham held the position of Publisher of Forbes Magazine and Group Publisher of Forbes, Inc. In 1995, he was named Publisher of the Year. Under his leadership, Forbes Magazine led all publications in the US in advertising sales.

Mr. Cunningham will fill the board vacancy created by the recent resignation of
R. Stephen Cheheyl. "I would like to thank Steve for his many valuable contributions to our success while he served on our Board. He has been both a mentor and a friend to Sapient over the past nine years," said Greenberg. "Steve's insights and practical advice over the years have been instrumental in making us the strong company we are today and positioning us for future growth." Mr. Cheheyl resigned as a director in order to devote more time to his other business pursuits.

About Sapient

Sapient is a leading business consulting and technology services firm that plans, designs, implements, and manages information technology to improve business performance for Global 2000 clients. Sapient was founded in 1991 based on a single promise: to deliver the right business results, on time and on budget. Sapient's fixed-price/fixed-time model, combined with industry, design, technology, and process expertise, provides clients with the highest business value at the lowest total cost of ownership. Headquartered in Cambridge, Massachusetts, Sapient has offices in Canada, Germany, India, the United Kingdom, and the United States. More information about Sapient can be found at www.sapient.com.

Sapient is a registered service mark of Sapient Corporation.